EXHIBIT 10.1

STOCK TRANSFER Agreement by and AMONG PHI Group, Inc. (a/k/a PHILUX GLOBAL GROUP INC.), Tin Thanh Group Joint Stock Company and Mr. Tran Dinh Quyen.

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (this “Agreement”) is made effective as of August 13, 2022, among Philux Global Group Inc. (f/k/a PHI Group, Inc.) a U.S. public company duly organized and existing by virtue of the laws of the State Wyoming, U.S.A. with principal address at 2323 Main Street, Irvine, CA 92614, U.S.A., hereinafter referred to as “PGG”, Tin Thanh Group Joint Stock Company, a joint stock company organized and existing by virtue of the laws of Socialist Republic of Vietnam, with principal business address at 71 Pho Quang Street, Ward 2, Tan Binh District, Ho Chi Minh City, Vietnam, hereinafter referred to as “TTG” and Mr. Tran Dinh Quyen, the holder of at least fifty-one percent (51.00%) of equity ownership in TTG as of the effective date of this Agreement (the “Majority Shareholder”), hereinafter referred to as “Seller,” which is listed on Schedule 6 to this Agreement.

WHEREAS:

A. TTG is a diversified company and a pioneer in using renewable energy to reduce global emissions with subsidiaries engaged in renewable energy, import and export, technology, manufacturing, waste management, etc.

B. PGG is a U.S. diversified publicly traded company which owns a Luxembourg bank fund (PHILUX Global Funds SCA, SICAV-RAIF) and is engaged in mergers and acquisitions and investing in various industries, including but not limited to real estate, agriculture, energy, natural resources, healthcare, consumer goods and technology.

C. The parties hereto wish to enter this Agreement of Purchase and Sale (“Agreement”) whereby PGG will pay a total purchase price (“Total Purchase Price”) of Sixty Million U.S. Dollars ($US 60,000,000) in cash to the Seller, as set forth in Section 2 below, in exchange for Twenty-Two Million Thirty-Two Thousand (22,032,000) Shares of Ordinary Stock of TTG, which is equivalent to Fifty-One Percent (51.00%) of all the issued and outstanding Ordinary Stock of TTG pursuant to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1. DEFINITIONS

1.1 Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a) “Acquired Assets” means all assets listed in Schedule 1 hereto;

(b) “Agreement” means this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(c) “Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which time the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(d) “Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 8.1(d) of this Agreement;

(e) “Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(f) “Liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

(g) “Loss” shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by TTG or PGG including damages for lost profits or lost business opportunities.

(h) “SEC” shall mean the United States Securities and Exchange Commission;

(i) “Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(j) “Transaction” shall mean the exchange of Consideration pursuant to this Agreement as described in Section 2.2;

(k) “1933 Act” shall mean the United States Securities Act of 1933, as amended;

(l) “1934 Act” shall mean the United States Securities Exchange Act of 1934, as amended; and,

(m) Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1 - The Acquired Assets.

Schedule 2- Title of Acquired Assets.

Schedule 3 - Impairments to Title of Acquired Assets, if any.

Schedule 4 - Licenses and Permits

Schedule 5 - Exceptions

Schedule 6 - The Majority Shareholder

Schedule 7 – Exhibits

1.2 Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2. AGREEMENT OF PURCHASE AND SALE AND OTHER CONSIDERATION

2.1 Purchase and Sale of Equity Ownership. Subject to the terms and conditions of this Agreement, as set out in Section 2.2 below:

PGG hereby covenants and agrees to buy from the Majority Shareholder and the Majority Shareholder hereby covenants and agrees to sell to PGG Twenty-Two Million Thirty-Two Thousand (22,032,000) Shares of Ordinary Stock of TTG, which is equivalent to Fifty-One Percent (51.00%) of all the issued and outstanding Ordinary Stock of TTG, which shares are currently owned by the Majority Shareholder, for a total price of Sixty Million U.S. Dollars ($US 60,000,000) pursuant to the terms and conditions of this Agreement.

2.2. Consideration.

(a.1) As consideration for the remittance of cash delivery by PGG, the Majority Shareholder shall transfer and deliver the following consideration to a subsidiary of PGG, and resolve any obligations in connection with Acquired Assets upon or prior to the Closing Date of this transaction:

(i) ownership and possession of Twenty-Two Million Thirty-Two Thousand (22,032,000) Shares of Ordinary Stock of TTG, which is equivalent to Fifty-One Percent (51.00%) of all the issued and outstanding Ordinary Stock of TTG that is owned by the Majority Shareholder (“Acquired Assets”);

(ii) payment of any and all liabilities related to the Acquired Assets, if any;

(a.2) As consideration for the consideration provided by the Majority Shareholder, PGG shall pay the following consideration to the Majority Shareholder and/or their designee(s):

The Total Purchase Price of Sixty Million U.S. Dollars ($US 60,000,000), upon or prior to the Closing Date.

The issuance and transfer of shares of Ordinary Stock of TTG from the Seller to PGG or a subsidiary of PGG shall qualify as a transaction in securities that is fully compliant with the laws of Socialist Republic of Vietnam.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represent and warrant to PGG, and acknowledges that PGG is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of PGG, as follows:

3.1 History of Assets. The Acquired Assets have not previously been illegally owned by a corporation or other entity.

3.2 Authority. The Majority Shareholder and TTG have all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “TTG Documents”) to be signed by the pertinent shareholders and/or an authorized officer of TTG and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of TTG Documents by Seller and the consummation of the transactions contemplated hereby have been duly authorized. No other proceedings on the part of Seller is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other TTG Documents when executed and delivered by Seller will be, duly executed and delivered by Seller and this Agreement is, and the other TTG Documents when executed and delivered by Seller as contemplated hereby will be, valid and binding obligations of Seller enforceable in accordance with their respective terms except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Title to the Acquired Assets. The Majority Shareholder possesses or shall have possessed good and marketable title of all of the Acquired Assets prior to the Closing Date. All Acquired Assets are owned or shall have been owned by the Majority Shareholder by the Closing Date free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 5 to this Agreement.

3.4 Non-Contravention. Neither the execution, delivery, performance of this Agreement nor the consummation of the Transaction, will:

(a) conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Acquired Assets under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TTG, or any of its material property or assets; or,

(b) violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to TTG or any of the Acquired Assets.

3.5 Actions and Proceedings. To the best knowledge of TTG, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting TTG or the Acquired Assets that involves any of the business, or the properties or assets of TTG that, if adversely resolved or determined, would have a material adverse effect on the Acquired Assets (a “Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a TTG Material Adverse Effect.

3.6 Absence of Changes. Except as otherwise stated in this Agreement, from the date of this Agreement to the Closing of this Transaction, Seller shall not:

(a) fail to pay or discharge when due any liabilities of which the failure to pay or discharge would cause any material damage or risk of material loss to any of the Acquired Assets;

(b) sell, encumber, assign or transfer any of the Acquired Assets;

(c) create, incur, assume or guarantee any indebtedness for money borrowed, or mortgage, pledge or subject any of the Acquired Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

3.7 Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to PGG pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4. REPRESENTATIONS AND WARRANTIES OF PGG

PGG represents and warrants to Seller and acknowledges that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Seller as follows:

4.1 Organization and Good Standing.

a. PGG is duly incorporated, organized, validly existing and in good standing under the laws of the State of Wyoming, U.S.A. and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

b. The subsidiary of PGG mentioned elsewhere herein is duly incorporated, organized, validly existing and in good standing under the laws of the State of Wyoming, U.S.A. and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

4.2 Authority. PGG has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “PGG Documents”) to be signed by PGG and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery of each of the PGG Documents by PGG and the consummation by PGG of the transaction contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of PGG is necessary to authorize such documents or to consummate the Transaction contemplated hereby. This Agreement has been, and the other PGG Documents when executed and delivered by PGG and this Agreement is, and the other PGG Documents when executed and delivered by PGG, as contemplated hereby will be, valid and binding obligations of PGG enforceable in accordance with their respective terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b) as limited by laws relating to the availability of specific performance, injunctive relief.

4.3  Corporate Records of PGG. The corporate records of PGG, as required to be maintained by it pursuant to the Wyoming Statues, are accurate, complete and current in all material respects, and the minute book of PGG is, in all material respects, correct and contains all material records required by the laws of the State of Wyoming in regard to all proceedings, consents, actions and meetings of the shareholders and the board of directors of PGG.

4.4 Non-Contravention. Neither the execution, delivery, performance of this Agreement nor the consummation of this Transaction will:

(a) subject to certain provisions contained elsewhere in this Agreement, conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of PGG under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PGG or any of its material property or assets;

(b) violate any provision of the applicable incorporation or charter documents of PGG; or

(c) violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to PGG or any of its material property or assets.

4.5 Compliance.

(a) To the best knowledge of PGG, PGG is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of PGG;

(b) To the best knowledge of PGG, PGG is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Material Adverse Effect;

(c) PGG will have duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of PGG, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d) PGG has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. PGG has not received any notice of any violation thereof, nor is PGG aware of any valid basis therefore.

4.6 Filings, Consents and Approvals. PGG shall conduct or obtain any filing, registration, permit or authorization from any public or governmental body or authority, shareholders or other person that is necessary for the consummation by PGG of the Transaction contemplated by this Agreement and to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.7 Subsidiary. PGG will choose one of its subsidiaries to be the holder of the title to the Acquired Assets and any ownership documentation associated with such assets.

4.8 No Brokers. PGG has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement, except for the terms and conditions in connection with the assignment agreement between PGG and TTG as mentioned above.

4.9 Completeness of Disclosure. No representation or warranty by PGG in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to TTG pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by PGG. The obligation of PGG to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified. The Closing of the Transaction contemplated by this Agreement will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions of closing are for the benefit of PGG and may be waived by PGG in its sole discretion.

(a) PGG shall have obtained the approval of their Board of Directors for the purchase of the equity ownership in TTG.

(b) Representations and Warranties. The representations and warranties of TTG set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and TTG will have delivered to PGG a certificate dated as of the Closing Date, to the effect that the representations and warranties made by TTG respectively in this Agreement are true and correct.

(c)   Performance. All of the covenants and obligations that TTG are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(d) Transaction Documents. This Agreement, the TTG Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to PGG, will have been executed and delivered to PGG.

(e) Third Party Consents. PGG will have received duly executed copies of all third-party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to PGG.

(f) No Material Adverse Change. No TTG Material Adverse Effect will have occurred since the date of this Agreement.

(g) No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause the Transaction to be rescinded following consummation.

(h) Due Diligence. PGG and its attorneys will be reasonably satisfied with their due diligence investigation of TTG that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	satisfactory technical specifications of the properties of the referenced Acquired Assets;

(ii)	materials, documents and information in the possession and control of TTG that are reasonably germane to the Transaction;

(iii)	title to the Acquired Assets held by the Majority Shareholder and TTG;

(iv)	completion of the financial, operational and legal due diligence review of TTG by PGG or a third-party contractor. PGG will be responsible for the costs in connection with the reviews.

(vi)	the time limit for the required Due Diligence is a maximum of 30 days following the signing of this Agreement, unless further extended in writing by the Majority Shareholder, TTG and PGG.

(i) Financial audits. Completion of an audit of the financial statements of TTG for the recast fiscal years ended June 30, 2021 and June 30, 2022 by a PCAOB-registered independent auditing firm no later then five business days after the Closing Date.

5.2 Conditions Precedent to Closing by Seller. The obligation of Seller to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified. The Closing of the Transaction will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions precedent are for the benefit of TTG and the Majority Shareholder and may be waived by TTG and the Majority Shareholder in their discretion.

(a) On or before the Closing, the Board of Directors and the general meeting of shareholders of TTG shall have approved, in accordance with the laws of Socialist Republic of Vietnam, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable TTG to comply with the terms of the Agreement, including but not limited to the acquisition plan to be prepared by TTG and PGG.

(b) Representations and Warranties. The representations and warranties of PGG set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and PGG will have delivered to TTG a certificate dated the Closing Date, to the effect that the representations and warranties made by PGG in this Agreement are true and correct.

(c) Performance. All of the covenants and obligations that PGG is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects. PGG shall have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(d) Transaction Documents. This Agreement, the PGG Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to TTG, shall have been executed and delivered by PGG.

(e) Secretary’s Certificate – PGG. TTG shall have received a certificate from the Secretary of PGG attaching:

(i) a copy of PGG’s articles, bylaws and all other incorporation documents, as amended through the Closing Date, and

(ii) copies of resolutions duly adopted by the board of directors of PGG approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(f) No Action. No suit, action, or proceeding shall be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i) prevent the consummation of any of the transactions contemplated by this Agreement, or,

(ii) cause the Transaction to be rescinded following consummation.

6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, TTG, on the one hand, and PGG, on the other hand, shall, and shall cause each of their respective representatives to:

(a) afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b) furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and,

(c) furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives shall be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party shall instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.2 Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement shall promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party shall promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party shall promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.3 Exclusivity. The relationship established by both parties herein is exclusive unless the transaction contemplated by this Agreement is terminated pursuant to Article 8 herein.

6.4 Conduct of TTG and PGG Business Prior to Closing. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, and except to the extent that TTG otherwise consents in writing, PGG shall operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.5 Full Disclosure Requirement. TTG acknowledges that PGG is required to file with the SEC upon Closing a disclosure document which includes discussion of many aspects of its future business, financial affairs, risks and management. TTG shall cooperate fully in providing PGG with all information and documentation reasonably requested.

6.6 Licenses and Permits. TTG and the Majority Shareholder acknowledge and warrant that they shall be responsible for obtaining and maintaining all the valid and effective licenses and permits for TTG’s operations.

6.7 Additional Investments. In conjunction with the purchase of fifty-one percent equity ownership in TTG herein, PGG is committed to providing or causing to be provided up to three billion U.S. Dollars ($US 3,000,000,000) through PGG’s international financial networks for TTG to implement the scope of business pursuant to the Business Cooperation Agreement dated May 20, 2022 between TTG and PGG which includes: (1) Global digital technology business development for leasing of smart truck tires under the DRC-TTG brand, (2) Development of hi-tech agro-industrial projects for closed circular energy from sorghum (energy – agriculture – environment), (3) Development of renewable energy projects from household and industrial wastes (from both currently generated wastes and previous landfills that have been buried underground for many years, (4) Development of global renewable energy projects from discarded tires using TTG’s exclusive proprietary technology, (5) Construction of housing for low-income people using previous waste landfills that are cleared by proprietary technology, and (6) Assisting TTG and affiliates to access capital sources and list on major international stock exchanges (such as NASDAQ Stock Markets and/or New York Stock Exchange).

7. CLOSING

7.1 Closing Date. The Closing Date shall be within sixty (60) days following the signing of this Agreement, unless extended in writing by TTG, the Shareholder and PGG.

7.2 Closing. The Closing shall take place on the Closing Date at the offices of PGG or TTG, or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for TTG and PGG, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.3 Closing Deliveries of Seller. At Closing, TTG and the Majority Shareholder shall deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to PGG:

(a) Proof of the conveyance of Twenty-Two Million Thirty-Two Thousand (22,032,000) Shares of Ordinary Stock of TTG, which is equivalent to Fifty-One Percent (51.00%) of all the issued and outstanding Ordinary Stock of TTG by Seller to the designated subsidiary of PGG or PGG’s other designee(s).

(b) all certificates and other documents required by Section 5.1 of this Agreement;

(c ) a certificate of an officer of TTG, dated as of Closing, certifying that:

(i) each respective covenant and obligation of TTG has been complied with, and

(ii) each respective representation, warranty and covenant of TTG is true and correct at the Closing as if made on and as of the Closing; and

(d) The TTG Documents and any other necessary documents, each duly executed by TTG, as required to give effect to the Transaction.

7.4 Closing Deliveries of PGG. At Closing, PGG shall deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to TTG:

(a) copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of PGG evidencing approval of this Agreement.

(b) A total amount of Sixty Million U.S. Dollars ($US 60,000,000) payable to the Majority Shareholder of TTG and/or his designee(s) unless agreed otherwise by the parties hereto prior to the Closing Date.

(c) all certificates and other documents required by Section 5.2 of this Agreement;

(d) a certificate of an officer of PGG, dated as of Closing, certifying that:

(i) each covenant and obligation of PGG has been complied with, and

(ii) each representation, warranty and covenant of PGG is true and correct at the Closing as if made on and as of the Closing; and

(e) any other necessary documents, each duly executed by PGG, as required to give effect to the Transaction.

8. TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a) mutual agreement of PGG and TTG;

(b) PGG, in the event of unsatisfactory legal, technical and other due diligence of TTG and the Acquired Assets, as mentioned elsewhere in this Agreement.

(c) PGG, if there has been a material breach by TTG or any of TTG of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of TTG that is not cured, to the reasonable satisfaction of PGG, within ten business days after notice of such breach is given by PGG (except that no cure period shall be provided for a breach by TTG that by its nature cannot be cured);

(d) TTG, if there has been a material breach by PGG of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of PGG that is not cured, to the reasonable satisfaction of TTG, within ten business days after notice of such breach is given by TTG (except that no cure period shall be provided for a breach by PGG that by its nature cannot be cured);

(e) PGG or TTG, if the Transaction contemplated by this Agreement has not been consummated on or prior to October 4, 2022 unless PGG and TTG agree to extend such date in writing; or,

(g) PGG or TTG, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9. INDEMNIFICATION, REMEDIES, SURVIVAL

9.1 Certain Definitions. For the purposes of this Section 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses of an amount not less than $US 5,000, but excluding any indirect, consequential or punitive damages suffered by PGG or TTG including damages for lost profits or lost business opportunities.

9.2 TTG Indemnity. TTG shall and does hereby indemnify, defend, and hold harmless PGG and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by PGG and its shareholders by reason of, resulting from, based upon or arising out of:

(a) any breach by TTG of this Agreement; or

(b) any misstatement, misrepresentation or breach of the representations and warranties made by TTG contained in or made pursuant to this Agreement, any TTG Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3 PGG Indemnity. PGG shall and does hereby indemnify, defend, and hold harmless TTG from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by TTG by reason of, resulting from, based upon or arising out of:

(a) any breach by PGG of this Agreement; or

(b) any misrepresentation, misstatement or breach of warranty of PGG contained in or made pursuant to this Agreement, any PGG Document or any certificate or other instrument delivered pursuant to this Agreement.

10. GENERAL

10.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other parties and all such representation, warranties and agreement shall be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements shall survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

10.2 Further Assurances and Provision of Information. Each of the parties hereto shall co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. TTG agrees to provide such information as requested by PGG in a timely manner prior to Closing Date.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4 Expenses. Except as otherwise stated in this Agreement, TTG and PGG shall pay and be responsible for their own expenses that will or may be incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of their own agents, representatives, counsel, and accountants.

10.5 Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6 Notices. All notices and other communications required or permitted under to this Agreement shall be sent to the addresses exchanged by the parties hereto for this purpose, as may from time to time be updated by one party to the other, must be in writing and shall be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes. All such notices and other communications shall be deemed to have been received:

(a) in the case of personal delivery, on the date of such delivery;

(b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)  in the case of delivery by internationally-recognized express courier, on the sixth business day following dispatch; and,

(d) in the case of mailing, on the fifteenth business day following mailing.

If to TTG and the Majority Shareholder:

Tin Thanh Group Joint Stock Company

Attn: Mr. Tran Dinh Quyen, Chairman & CEO

71 Pho Quang Street, Ward 2, Tan Binh District

Ho Chi Minh City, Vietnam

Email: quyen.tran@tinthanhgroup.vn

If to PGG:

PHILUX Global Group Inc.

Attn: Mr. Henry D Fahman, Chairman & CEO

2323 Main Street

Irvine, CA 92614, U.S.A.

Email: henry@philuxglobal.com

10.7 Headings. The headings contained in this Agreement are for convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Benefits. This Agreement is and shall only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9 Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of Socialist Republic of Vietnam with respect to the acquisition of the Acquired Assets, where appropriate.

10.11 Gender. All references to any party shall be read with such changes in number and gender as the context or reference requires.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.13 Fax Execution and/or Scanned Copy. This Agreement may be executed by delivery of executed signature pages by fax or scanned copy and such fax execution or scanned copy shall be effective for all purposes.

10.14 Independent Legal Advice. TTG confirms that he has been given an opportunity to seek and obtain independent legal advice prior to execution of this Agreement and cannot and does not rely on the representations of PGG or its advisors respecting the legal effects of this Agreement.

10.15 Schedules and Exhibits. The schedules and exhibits that are attached to this Agreement are incorporated herein.

10.16 References. Unless otherwise explicitly stated, all references to a “Section” “Schedule” or Exhibit” herein refer to a section, schedule or exhibit in and to this Agreement.

10.17 Originals. This Agreement is made into two (02) originals in bilingual Vietnamese and English having equal legal validity. Each party shall keep one (01) original for record and implementation. Should there be any difference and/or discrepancy between the Vietnamese and the English version, the Vietnamese version shall prevail.

10.18 Dispute Resolution. The two Parties commit to fully implement all articles written in the Agreement. Any right and obligation other than those provided in this Agreement shall be performed in compliance with general regulations of Vietnamese laws. Dispute arising out of the execution of the Agreement or breach of the Agreement shall first be settled through amicable negotiations. In case the Parties cannot reach agreement within thirty (30) days since dispute arising, the Parties agree to choose competent Vietnamese International Arbitration Center in Ho Chi Minh City to settle in accordance with Vietnamese Law. The Arbitration Center’s Decision is the final for both Parties. The court fee shall be borne by the losing Party.

10.19 Force Majeure Event. A Force Majeure Event means an event which occurs objectively and unpredictably and cannot be overcome though all necessary measures have been applied and all the permitted capabilities have been used, including but not limited to any act of God (earthquake, hurricane, tsunami, fire, flood, explosion, accident, outbreak of disease or epidemic, strike, act of terrorism, war or armed conflict, changes in laws or policies, etc.).

The Party which is prevented from performing its obligations hereunder due to any Event of Force Majeure (the “Affected Party”) shall not be liable for any failure to perform its obligations upon conditions that such Part: (i) promptly notifies other Party of occurrence of Event of Force Majeure; and (ii) exert its reasonable efforts to mitigate the effects caused by such Event of Force Majeure.

In case the Event of Force Majeure occurs, the Agreement term of the Affected Party shall be extended for an additional period of time equal to the time of occurrence of such Event of Force Majeure. If the Event of Force Majeure lasts for more than 60 days, either Party shall have the right to consider the termination of the Agreement.

10.20 Non-disclosure. Except as required by law, during the performance of the Agreement and after the termination of the Agreement, PGG may not use or disclose any confidential information belonging to TTG related to this Agreement, the business, TTG’s internal operations and/or all other information PGG is provided and/or knows from the performance of this Agreement without TTG’s prior written consent. PGG may not use any information belonging to and/or relating to TTG other than for the purpose of a comprehensive review in accordance with this Agreement, unless TTG agrees in writing. In case of violation, PGG must take responsibility according to the provisions of law.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PHILUX GLOBAL GROUP INC.	TIN THANH GROUP JSC
(f/k/a PHI GROUP, INC.)	a Vietnamese joint stock company
a Wyoming corporation

By:	/s/ Henry D. Fahman	By:	/s/ Tran Dinh Quyen
	Henry D. Fahman		Tran Dinh Quyen
	Chairman & CEO		Chairman & CEO

THE MAJORITY SHAREHOLDER(S)		WITNESS

By:	/s/ Tran Dinh Quyen	By:	/s/ Vo Dinh Hoang
	Tran Dinh Quyen (78.94%)		Vo Dinh Hoang
	An individual		Vice President, PHILUX Global Group Inc.
Global Business Development

SCHEDULE 1

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13, 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

The Acquired Assets

The following sets out the Acquired Assets to be exchanged for cash pursuant to the Agreement:

Description:	Twenty-Two Million Thirty-Two Thousand (22,032,000) Shares of Ordinary Stock of Tin Thanh Group JSC, which is equivalent to Fifty-One Percent (51.00%) of all the issued and outstanding Ordinary Stock in Tin Thanh Group JSC.

Location:	71 Pho Quang Street, Ward 2, Tan Binh District, Ho Chi Minh City, Vietnam

Legal status:	Clean and Clear.

SCHEDULE 2

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13, 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

Title of Acquired Assets

1.	Owned and fully paid.

SCHEDULE 3

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

Impairments to Title of Acquired Assets

None

SCHEDULE 4

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13, 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

Licenses and Permits of TTG

Please see attached

SCHEDULE 5

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13, 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

Exceptions

None

SCHEDULE 6

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13, 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

I. The Majority Shareholder(s)

Name:	Amount of Shares	Percentage of
	Owned:	Ownership in TTG:
1) Tran Dinh Quyen	34,100,000	78.94%

SCHEDULE 7

TO THE AGREEMENT OF PURCHASE AND SALE

DATED AUGUST 13, 2022 BETWEEN PHILUX GLOBAL GROUP INC

AND TIN THANH GROUP JSC

Exhibits	Description

1	Articles of Incorporation (Business Registration)
2	Operating Agreement
3	Financials
4	Liability disclosure
5	Assets
6	Contracts
7	Litigation
8	Insurance
9	Employees
10	Compliance with Laws – Exceptions
11	Leases

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